Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated February 5, 2015

J.P. Morgan Dorsey Wright Focus 5 Balanced Index 8.5%

J.P.Morgan

OVERVIEW

The J.P. Morgan Dorsey Wright Focus 5 Balanced Index 8.5% (the "Index") is a rules-based index designed to track the performance of a hypothetical investment in a notional dynamic portfolio that consists of the First Trust Dorsey Wright Focus 5 ETF, the J.P. Morgan Dynamic Treasury Futures Index (USD) and a Cash Constituent while seeking to maintain a Target Volatility of 8.5%. The Index is subject to a daily deduction of 0.50% per annum index fee and a daily deduction of a synthetic borrowing cost calculated based on a composite LIBOR rate.

Index Features

- The Index has three constituents:

1. The First Trust Dorsey Wright Focus 5 ETF (the "Equity Constituent") – Bloomberg Ticker FV UP <equity>.
2. The J.P. Morgan Dynamic Treasury Futures Index (the "Bond Constituent") – Bloomberg Ticker JFBUDTIU <index>.
3. The Cash Constituent bearing interest at a blended rate determined based on the 3-month and 2-month LIBOR rates.

- The Index is subject to a daily deduction of 0.50% per annum index fee and a daily deduction of a synthetic borrowing cost calculated based on the composite LIBOR rate.
- On a daily basis, the Index first seeks to identify a portfolio consisting solely of the Equity Constituent and Bond Constituent (together, the "Target Constituents") with a historic volatility of 8.5%, subject to minimum exposure of 0% and a maximum exposure of 100% for each Target Constituent.
- If no such portfolio exists, the Index will then select the combination of the Target Constituents with the 20 day realized volatility closest to the Target Volatility and highest Equity allocation, deleveraging (if appropriate) into Cash to achieve a realized volatility less than or equal to the Target Volatility
- Published on Bloomberg under the ticker JPUSBLFV <index>.

Hypothetical historical performance comparison: November 23, 2009 through January 30, 2015



250
200
150
100
50
Nov-09
Dec-10
Dec-11
Dec-12
Jan-14
Jan-15
J.P. Morgan Dorsey Wright Focus 5 Balanced Index 8.5%
S&P 500 Total Return Index (Excess Return)
Barclays US Aggregate Bond Index (Excess Return)

See "Notes" below. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded).

Hypothetical historical returns and volatilities November 23, 2009 through January 30, 2015

	J.P. Morgan Dorsey Wright Focus 5 Balanced Index 8.5%	S&P 500 Total Return Index (Excess Return)	Barclays US Aggregate Bond Index (Excess Return)
Annualized Return (Excess)	10.45%	14.21%	4.33%
Volatility	8.30%	15.95%	3.27%
Sharpe Ratio	1.26	0.89	1.33

See "Notes" below.

Hypothetical historical allocations of the Index (November 23, 2009 – January 30, 2015)



100%
80%
60%
40%
20%
0%
Nov-09
Dec-10
Dec-11
Dec-12
Jan-14
Jan-15
FV (R) Weight
Fixed Income Weight
Cash Weight

See "Notes" below.

Hypothetical Annual Returns of the Index (2011 - 2015)

2011	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLFV Index	0.80%	1.49%	0.62%	2.74%	-0.80%	-1.84%	-1.35%	-3.48%	-2.57%	2.79%	-0.49%	1.17%	-1.15%
2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLFV Index	1.81%	0.83%	1.51%	0.41%	-3.54%	1.39%	-0.26%	1.82%	1.24%	-1.58%	1.87%	0.88%	6.39%
2013	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLFV Index	5.04%	1.04%	3.57%	1.66%	0.34%	-1.48%	3.77%	-1.94%	3.61%	0.79%	2.20%	0.88%	21.02%
2014	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
JPUSBLFV Index	0.76%	3.31%	-2.65%	-1.51%	2.45%	1.96%	-1.55%	4.83%	-1.41%	2.15%	2.42%	-0.23%	10.73%
2015	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
JPUSBLFV Index	1.62%												1.62%

Notes: Source: J.P. Morgan & Bloomberg. As of 1/30/2015. The Index is launched as of November 28, 2014. Therefore, the performance depicted is hypothetical performance based on back-tested data. PAST PERFORMANCE AND BACK-TESTED PERFOMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. No guarantee can be given that the Index will outperform the S&P 500® Total Return Index or the Barclays US Aggregate Bond Index in the future. The "S&P500 Index (Excess Return)" and "Barclays US Aggregate Bond Index (Excess Return)" represent hypothetical indices constructed from the total returns of the S&P 500 Index and Barclays US Aggregate Bond Index, respectively, with the returns of the Cash Constituent deducted.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com February 2, 2015

The First Trust Dorsey Wright Focus 5 ETF

[] The First Trust Dorsey Wright Focus 5 ETF seeks investment results that correspond generally to the price and yield (before fees and expenses) of the
Dorsey Wright Focus Five Index
[] The Dorsey Wright Focus 5 Index is designed to provide targeted exposure to the five First Trust Advisors L. P. ("First Trust") sector-based  ETFs that are expected to offer the greatest potential to outperform the other First Trust sector-based  ETFs based on Dorsey Wright & Associates' proprietary "Relative
Strength" methodology
[] Relative Strength" is a momentum technique that measures the price performance of a security versus a market average, another security or a universe of securities. Relative Strength is a way of recording historic performance patterns, and Dorsey Wright & Associates uses Relative Strength signals as a trend indicator to find those components with a higher likelihood for positive future returns.

The J.P. Morgan Dynamic Treasury Futures Index (USD)

The J.P. Morgan Dynamic Treasury Index (USD) is designed to track the returns of a long position in a weekly rebalanced synthetic portfolio of four J.P.
Morgan Treasury futures tracker indices each of which tracks certain futures contracts on the U.S. Treasury securities with a maturity ranging from 2-year,
5-year, 10-year to 20-year.

[] The allocation of index weight to each Futures Tracker is determined based on (i) the ratio of the aggregate principal amount of the outstanding Relevant
Treasury Securities of the relevant Futures Tracker and the aggregate principal amount of the outstanding Relevant Treasury Securities of all Futures Trackers
and (ii) the relevant Futures Tracker's realized volatility compared with the realized volatility of the J. P. Morgan Global Government Bond Index -- US
Bonds Only in US
[] The index is designed to track the total-return  performance of the U. S.
Treasury securities included in the Reference Index, which are selected from all outstanding U. S. Treasury securities based on certain broad selection criteria, and therefore, the Reference Index is designed to be a benchmark for the U. S. Treasury securities market.

Cash Constituent

The Cash Constituent of the Index is intended to track a notional 3-month time deposit in U.S. dollars. It earns interest daily at a blended rate, which is a composite rate of interest determined based on the 3-month and 2-month LIBOR rates that Any allocation to the Cash Constituent at any given time represents the portion of the Index that is uninvested at that time.

Selected Risks

[] JPMS, the index calculation agent, may adjust the Index in a way that affects its level, and JPMS has no obligation to consider your interests.
[] The Index may not be successful, outperform any alternative strategy that might be employed in respect of the Target Constituents or achieve its target volatility.
[] The level of the Index will include the deduction of a fee and a borrowing cost.
[] The daily adjustment of the exposures of the Index to its Target
Constituents will vary, and may be partially uninvested in its Target
Constituents
[] By reducing its exposure to its Equity Constituent, the Index may significantly underperform its Equity Constituent.
[] The exposure of the Index to its Bond Constituent may be greater, perhaps significantly greater, than its exposure to its Equity Constituent.
[] The Index may have significant exposure to its Cash Constituent.
[] The returns of the Target Constituents may offset each other or may become correlated in decline.
[] The Index is subject to significant risks associated with fixed-income securities, including interest rate-related  risks and credit risk.
[] The Index is subject to the negative impact of an interest deduction.
[] The Index comprises notional assets and liabilities.
[] The Index and its Target Constituents each have a limited operating history and may perform in unanticipated ways.
[] The Index is subject to market risks.
[] The investment strategy used to construct the Index involves daily adjustments to its synthetic exposure to its Target Constituents.
[] The First Trust Dorsey Wright Focus 5 ETF is subject to the risk relating to its selection methodology.
[] The J. P. Morgan Dynamic Treasury Index (USD) is subject to the risk relating to its selection methodology.

Disclaimer
This material has been prepared solely for informational purposes. Nothing in this material or any other communications related thereto should be deemed to or be construed as creating a "fiduciary relationship". During the course of normal business, JPMorgan Chase and Co. and its affiliates ("J.P. Morgan") may enter into or promote, offer or sell transactions or investments linked to the
Index, or any of the fixed income securities referenced in the Index. J.P.
Morgan will not have any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favorable to anyone with exposure to the Index. Persons interested in the Index should refer to the official Index Rules, when available, for a complete description of the rules and methodology for the Index. Opinions expressed herein may differ from the opinions expressed by other areas of J.P. Morgan, including research. The simulated data presented herein was constructed using certain procedures that may be different from the procedures used to calculate the closing levels of the Index, and on the basis of certain assumptions that may not hold in future periods. The differences in procedures used in producing simulated data from those used to calculate the closing levels of the Index could produce differences in returns in terms of both direction and amount.
Hypothetical and historical performance results are neither indicative nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical and historical performance described herein. There is no guarantee that the Index will outperform any alternative investment strategy, including the S&P 500([R]) Index or the Barclays US Aggregate Bond Index. Past
performance is not indicative of future results. No one may reproduce or disseminate the information contained in this document without the prior written consent of J.P. Morgan. Additional information is available upon request. Clients should contact their J.P. Morgan representative in, and execute transactions through, their home jurisdiction unless governing law permits otherwise.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
& Co. has filed with the SEC for more complete information about JPMorgan Chase
& Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free
1-866-535-9248.

Past performance, and especially hypothetical back-tested performance, is not indicative of future results. Actual performance may vary significantly from past performance or any hypothetical back-tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.

Copyright 2014 JPMorgan Chase & Co. All rights reserved. The presentation was
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of substantial time, effort and money and constitutes valuable intellectual
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Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of JPMorgan Research Departments. Structured
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J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com February 2, 2015